Exhibit H

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES BOARD CHANGES AS

PART OF AGREEMENT WITH STADIUM CAPITAL

•	New Slate for 2015 Annual Meeting

•	Two New Directors to be Added

•	Stockholders to Vote on Governance Changes

EL SEGUNDO, Calif., May 1, 2015 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today announced that it will revise its slate of director nominees for election to the Company’s Board of Directors at its 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) after reaching an agreement with Stadium Capital Management, LLC and certain of its affiliates (“Stadium”). The Company’s Class A director nominees for the 2015 Annual Meeting will be Dominic P. DeMarco, Nicholas Donatiello, Jr., and David R. Jessick. In addition, following the 2015 Annual Meeting, the Company’s Board of Directors will be expanded to eight members and Robert C. Galvin will be appointed as a director. As previously announced, G. Michael Brown has elected to retire from the Board at the end of his current term of service at the 2015 Annual Meeting.

As part of the agreement with Stadium, the Company agreed to support the precatory stockholder proposal submitted by Stadium with respect to the declassification of the Company’s Board of Directors and to submit and support precatory proposals at the 2015 Annual Meeting regarding the implementation of a majority voting standard in uncontested director elections and the elimination of provisions in the Company’s certificate of incorporation and bylaws which require supermajority approval of certain actions. If stockholders approve these proposals at the 2015 Annual Meeting, the Board will implement majority voting following the 2015 Annual Meeting and, at the Company’s 2016 Annual Meeting of Stockholders, submit and recommend in favor of binding stockholder proposals to eliminate the Company’s classified board and supermajority voting provisions.

Under the terms of the agreement, Stadium, the Company’s largest stockholder and the beneficial owner of approximately 11.4% of the Company’s outstanding shares, has agreed to vote its shares in favor of the election of the Company’s revised slate of directors at the 2015 Annual Meeting. Stadium agreed to withdraw its other nominee for director and its proxy solicitation, and has agreed to customary standstill provisions through the earlier of (A) the date that is ten days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2016 Annual Meeting of Stockholders or (B) the date that is 100 days prior to the first anniversary of the 2015 Annual Meeting. The full agreement is being filed today with the Securities and Exchange Commission on a Form 8-K.

Based on the Company’s agreement with Stadium, Engaged Capital, LLC also has withdrawn its Board nominees for the 2015 Annual Meeting.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “We are pleased to have reached an agreement with Stadium and look forward to Mr. Donatiello and Mr. Galvin joining the Board. This agreement will allow us to eliminate the distraction and unnecessary costs of a possible proxy contest and focus on driving business performance and long-term stockholder value.

“We are grateful to Michael Brown for his service to the Company and our stockholders and we believe that the Board will benefit from Mr. Donatiello’s extensive consumer, media and technology experience and Mr. Galvin’s financial and operational experience in the retail, sporting goods and footwear sectors,” added Mr. Miller.

Dominic P. DeMarco of Stadium said, “We appreciate Big 5’s commitment to enhancing its Board composition and governance. As a significant stockholder, we look forward to continuing to work constructively with Big 5 to drive long-term stockholder value.”

The 2015 Annual Meeting will be held on June 12, 2015, at 10:00 a.m. local time at the Ayres Hotel, 14400 Hindry Avenue, Hawthorne, California 90250.

The Company provided the following background information on Messrs. DeMarco, Donatiello, Galvin and Jessick:

Mr. DeMarco has served as a director of the Company since October 2011 and currently serves as Managing Director, Co-Chief Investment Officer and Chief Compliance Officer for Stadium.

Mr. Donatiello is President and Chief Executive Officer of Odyssey Ventures, Inc., a marketing and strategy consulting firm specializing in how technology changes consumer media use habits. Mr. Donatiello currently serves as a director of Dolby Laboratories, Inc., a creator of audio, imaging and communication technologies; three of the American Funds managed by Capital Research and Management; and the Schwab Charitable Fund, one of the nation’s 10 largest grant-making charities and the largest in California.

Mr. Galvin was previously Chief Executive Officer of Elie Tahari, Ltd., a designer fashion retail chain, President of Camuto Group, a manufacturer and omni-channel retailer and wholesaler of women’s footwear and apparel, and held several executive roles, including Chief Operating Officer, of Sports Brands International Ltd., an international manufacturer and distributor of sports apparel and footwear. Mr. Galvin currently serves as a director of bebe stores, inc., a women’s fashion retailer; Cherokee, Inc., a licensor of brand names and trademarks for apparel, footwear and accessories; and Land’s End, Inc., a multi-channel retailer of casual clothing, accessories and footwear.

Mr. Jessick has served as a director of the Company since 2006 and has more than thirty years of experience as a corporate financial executive and chief financial officer of publicly traded companies in the retail sector, including Rite Aid Corp., Fred Meyer, Inc. and Thrifty Payless, Inc. He has been a member of several public company boards, including three companies in the retail sector, and currently serves as a director of Rite Aid Corp.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 437 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended March 29, 2015. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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